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                                                                    EXHIBIT 99.1
                         [LOGO OF TARGETED GENETICS]

Contact:

Targeted Genetics Corporation                Noonan/Russo Communications
Stephanie Seiler, Ph.D.                      Page Sargisson (media)
Director, Communications                     (415) 677-4455, ext. 229
(206) 521-7823                               Mary Claire Bice (investors)
                                             (212) 696-4455, ext. 238

                TARGETED GENETICS AND BIOGEN ANNOUNCE PRODUCT
            DEVELOPMENT AND COMMERCIALIZATION COLLABORATION VALUED
                             AT UP TO $125 MILLION

Seattle, WA--August 9, 2000--Targeted Genetics Corporation (Nasdaq: TGEN) today announced that the Company has entered into a definitive agreement to establish a major multi-product development and commercialization collaboration with Biogen, Inc. The collaboration replaces and expands an agreement that Biogen established in 1995 with Genovo, a privately-held gene therapy company to be acquired by Targeted Genetics (see accompanying press release), and in which Biogen is a significant shareholder.

Under the terms of the agreement, Targeted Genetics will work on the development of up to four new gene therapy products for Biogen. The specific genes to be delivered are to be determined by both Biogen and Targeted Genetics over the next three years. Targeted Genetics also has agreed to provide process development assistance related to Biogen's manufacturing of an existing gene therapy product candidate currently in clinical development for the treatment of glioma, resulting in a total of up to five products covered by the collaboration. In return for access to Targeted Genetics' technologies and product development capabilities, Biogen will pay $8 million in up-front payments; ongoing research and development funding, and significant milestone payments related to the development of up to five products. Biogen's funding under the agreement also includes commitments for a $10 million line of credit to Targeted Genetics and a future $10 million equity investment in Targeted Genetics, both of which are accessible at Targeted Genetics' discretion. The total value of the agreement could reach $125 million,

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not including payments for manufacturing and royalties on sales of products commercialized under the collaboration.

"This agreement is a validation of the power of our technology platforms and our leadership in process development, product development and manufacturing of gene therapy products," said H. Stewart Parker, President and Chief Executive Officer of Targeted Genetics. "A premier biopharmaceutical company such as Biogen could have worked with any number of gene therapy companies, and we are proud that Targeted Genetics has been selected as their partner for the development of novel gene therapy products. The collaboration enhances Targeted Genetics' near-term financial position, provides significant revenue opportunities in the future and affords us the opportunity to work with leaders in the biopharmaceutical industry. This partnership will enable us to expand our programs to new disease indications and we intend to work closely with Biogen to bring new therapies to patients suffering from a variety of serious diseases."

In 1995 Biogen entered into a gene therapy product development collaboration with Genovo. In a separate announcement today, Targeted Genetics announced that the Company has signed a definitive merger agreement to acquire Genovo. As a current shareholder in Genovo, Biogen will receive Targeted Genetics stock in exchange for its shares of Genovo. Upon closing of the acquisition, Biogen will own approximately 9% of Targeted Genetics' outstanding common stock. The collaboration between Targeted Genetics and Biogen will become effective upon the closing of the acquisition, and will replace the 1995 agreement between Biogen and Genovo.

"We believe that gene therapy holds enormous potential for treating a wide variety of diseases," said James C. Mullen, President and Chief Executive Officer of Biogen. "As Biogen expands its product opportunities to include additional gene therapy products, we believe that a collaboration with Targeted Genetics will provide us with access to cutting edge technologies and demonstrated expertise in gene therapy product development. The Company has established impressive scientific and management teams and built substantial infrastructure for product development and manufacturing. We look forward to leveraging the multiple opportunities that this collaboration provides to both organizations."

Targeted Genetics Corporation develops gene therapy products for the treatment of acquired and inherited diseases. The Company has lead clinical product development programs targeting cystic fibrosis and cancer, and a promising preclinical pipeline of product candidates focused on hemophilia A, arthritis, cancer and AIDS prophylaxis. The Company has a broad platform of gene delivery technologies, as well as a promising body of technology for cellular therapy.
For more information about Targeted Genetics Corporation please visit the Company's web site at http://www.targetedgenetics.com.
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NOTE: This release contains forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. The words "believes," "expects," "intends," "anticipates," and similar
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expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. These statements are not guarantees of future performance.. A number of factors could affect the Company's actual results including the risk factors described in the Company's latest Quarterly Report on Form 10-Q filed with the SEC on May 15, 2000 for a more detailed description of such factors. You should not place an undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date of this release.
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Editor's Note: This release can also be found at www.noonanrusso.com.